EXHIBIT 99.2


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MAXXAM Group Inc.:

      We have audited the accompanying consolidated balance sheets of MAXXAM Group Inc. (a Delaware corporation and a wholly owned subsidiary of MAXXAM Group Holdings Inc.) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, cash flows and stockholder's deficit for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Group Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                     ARTHUR ANDERSEN LLP


San Francisco, California
January 28, 2000


                       MAXXAM GROUP INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               1999        1998
                                                                                            ----------  -----------
                                          ASSETS
Current assets:
   Cash and cash equivalents..............................................................  $   180.8   $    145.2
   Marketable securities..................................................................       43.8         11.7
   Receivables:
      Trade...............................................................................       10.9         10.5
      Other...............................................................................        6.9          2.2
   Inventories............................................................................       41.3         40.7
   Prepaid expenses and other current assets..............................................       17.7          8.0
                                                                                            ----------  -----------
        Total current assets..............................................................      301.4        218.3
Timber and timberlands, net of accumulated depletion of $249.1 and $246.8,
   respectively...........................................................................      275.2        323.6
Property, plant and equipment, net of accumulated depreciation of $102.8 and
   $94.7 respectively.....................................................................       99.7        102.6
Deferred financing costs, net.............................................................       20.9         22.8
Deferred income taxes.....................................................................       90.4         80.3
Restricted cash and marketable securities.................................................      158.9         16.6
Other assets..............................................................................        8.9          7.2
                                                                                            ----------  -----------
                                                                                            $   955.4   $    771.4
                                                                                            ==========  ===========

                           LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
   Accounts payable.......................................................................  $     6.1   $      3.4
   Accrued interest.......................................................................       28.2         28.4
   Accrued compensation and related benefits..............................................        3.7          8.4
   Deferred income taxes..................................................................        5.8          8.6
   Other accrued liabilities..............................................................        5.2          2.4
   Current maturities of long-term debt...................................................       16.0          8.3
                                                                                            ----------  -----------
        Total current liabilities.........................................................       65.0         59.5
Long-term debt, less current maturities...................................................      844.2        860.2
Deferred income taxes.....................................................................       78.8          1.5
Other noncurrent liabilities..............................................................       45.8         28.1
                                                                                            ----------  -----------
        Total liabilities.................................................................    1,033.8        949.3
                                                                                            ----------  -----------

Contingencies

Stockholder's deficit:
   Common stock, $0.081/3 par value; 1,000 shares authorized; 100 shares issued...........          -            -
   Additional capital.....................................................................       81.3         81.3
   Accumulated deficit....................................................................     (159.7)      (259.2)
                                                                                            ----------  -----------
        Total stockholder's deficit.......................................................      (78.4)      (177.9)
                                                                                            ----------  -----------
                                                                                            $   955.4   $    771.4
                                                                                            ==========  ===========

The accompanying notes are an integral part of these financial statements.

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                            (IN MILLIONS OF DOLLARS)


                                                                                     YEARS ENDED DECEMBER 31,
                                                                                -----------------------------------
                                                                                   1999        1998        1997
                                                                                ----------  ----------  -----------
Net sales:
   Lumber and logs............................................................  $   165.5   $   213.1   $    261.0
   Other......................................................................       22.3        20.5         26.2
                                                                                ----------  ----------  -----------
                                                                                    187.8       233.6        287.2
                                                                                ----------  ----------  -----------
Operating expenses:
   Cost of goods sold.........................................................      159.5       155.3        162.0
   Selling, general and administrative expenses...............................       15.4        14.9         14.2
   Depletion and depreciation.................................................       17.3        23.1         27.1
                                                                                ----------  ----------  -----------
                                                                                    192.2       193.3        203.3
                                                                                ----------  ----------  -----------

Operating income (loss).......................................................       (4.4)       40.3         83.9

Other income (expense):
   Gain on sale of Headwaters Timberlands.....................................      239.8           -            -
   Investment, interest and other income (expense), net.......................       26.9         9.2         13.4
   Interest expense...........................................................      (66.5)      (75.3)       (78.7)
                                                                                ----------  ----------  -----------
Income (loss) before income taxes and extraordinary item......................      195.8       (25.8)        18.6
Credit (provision) in lieu of income taxes....................................      (77.6)        9.1         (6.0)
                                                                                ----------  ----------  -----------
Income (loss) before extraordinary item.......................................      118.2       (16.7)        12.6
Extraordinary item:
   Loss on early extinguishment of debt, net of
      income tax benefit of $22.7.............................................          -       (40.1)           -
                                                                                ----------  ----------  -----------
Net income (loss).............................................................  $   118.2   $   (56.8)  $     12.6
                                                                                ==========  ==========  ===========


The accompanying notes are an integral part of these financial statements.


                       MAXXAM GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)


                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       1999      1998       1997
                                                                                     --------- ---------  ---------
Cash flows from operating activities:
   Net income (loss)...............................................................  $  118.2  $  (56.8)  $   12.6
   Adjustments to reconcile net income (loss) to net cash provided by (used for)
      operating activities:
      Depletion and depreciation...................................................      17.3      23.1       27.1
      Gain on sale of Headwaters Timberlands.......................................    (239.8)        -          -
      Extraordinary loss on early extinguishment of debt, net......................         -      40.1          -
      Amortization of deferred financing costs and discounts on long-term debt.....       1.6      10.7       15.9
      Net sales (purchases) of marketable securities...............................     (20.6)     42.6      (11.3)
      Net gains on marketable securities...........................................     (11.5)     (2.9)      (8.6)
   Increase (decrease) in cash resulting from changes in:
      Receivables..................................................................      (6.7)      9.4          -
      Inventories, net of depletion................................................      (2.0)     14.0        9.7
      Prepaid expenses and other assets............................................      (4.5)     (2.7)      (5.3)
      Accounts payable.............................................................       2.7      (1.2)      (0.1)
      Accrued interest.............................................................      (0.1)      4.0       (0.6)
      Accrued and deferred income taxes............................................      75.8      (9.5)       5.6
      Other accrued liabilities....................................................       0.1      (3.8)       3.3
   Other ..........................................................................      (0.1)     (1.8)       0.1
                                                                                     --------- ---------  ---------
        Net cash provided by (used for) operating activities.......................     (69.6)     65.2       48.4
                                                                                     --------- ---------  ---------

Cash flows from investing activities:
   Net proceeds from dispositions of property and investments......................     298.3       6.6        0.3
   Capital expenditures............................................................     (23.1)    (21.2)     (13.5)
   Restricted cash withdrawals used to acquire timberlands.........................      12.9       8.9          -
                                                                                     --------- ---------  ---------
        Net cash provided by (used for) investing activities.......................      288.1     (5.7)     (13.2)
                                                                                     --------- ---------  ---------

Cash flows from financing activities:
   Proceeds from issuance of long-term debt........................................         -     867.2          -
   Premiums for early retirement of debt...........................................         -     (42.9)         -
   Incurrence of deferred financing costs..........................................      (0.7)    (22.4)         -
   Redemptions, repurchases of and principal payments on long-term debt............      (8.3)   (796.8)     (16.3)
   Dividends paid..................................................................     (18.7)    (18.7)      (3.0)
   Other restricted cash withdrawals (deposits), net...............................    (155.2)      9.5        1.5
                                                                                     --------- ---------  ---------
        Net cash used for financing activities.....................................    (182.9)     (4.1)     (17.8)
                                                                                     --------- ---------  ---------

Net increase in cash and cash equivalents..........................................      35.6      55.4       17.4
Cash and cash equivalents at beginning of year.....................................     145.2      89.8       72.4
                                                                                     --------- ---------  ---------
Cash and cash equivalents at end of year...........................................  $  180.8  $  145.2   $   89.8
                                                                                     ========= =========  =========



The accompanying notes are an integral part of these financial statements.


                       MAXXAM GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of MAXXAM Group Inc. ("MGI") and its subsidiaries, collectively referred to herein as the "Company." MGI is a wholly owned subsidiary of MAXXAM Group Holdings Inc. ("MGHI") which is a wholly owned subsidiary of MAXXAM Inc. ("MAXXAM"). Intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior years' financial statements to be consistent with the current year's presentation.

      The Company is engaged in forest products operations conducted through its wholly owned subsidiaries, The Pacific Lumber Company ("PACIFIC LUMBER") and Britt Lumber Co., Inc. ("BRITT"). Pacific Lumber's principal wholly owned subsidiaries are Scotia Pacific Company LLC ("SCOTIA LLC") and Salmon Creek LLC; ("SALMON CREEK"). The Company is engaged in several principal aspects of the lumber industry - the growing and harvesting of redwood and Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Housing, construction and remodeling are the principal markets for the Company's lumber products.

   USE OF ESTIMATES AND ASSUMPTIONS

      The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the subsequent resolution of any one of the contingent matters described in Note 10 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

   COMPREHENSIVE INCOME

      There are no reconciling differences between the Company's net income and comprehensive income for the years ended December 31, 1999, 1998 and 1997.

   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Cash Equivalents
      Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less. See "Restricted Cash and Marketable Securities" below.

      Marketable Securities
      Marketable securities which are considered "held-to-maturity" securities consist of commercial paper with original maturities in excess of three months and other types of corporate and government debt obligations. These securities are carried at cost adjusted for discount and premium amortization. As of December 31, 1999 and 1998, the carrying amount approximated fair value. Marketable securities which are considered "trading" or " available for sale" securities consist of long and short positions in corporate common stocks and option contracts and are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income (expense), net for each of the three years in the period ended December 31, 1999 were: 1999 - net realized holding gains of $12.5 million and net unrealized losses of $0.9 million; 1998 - net unrealized holding gains of $5.1 million and net realized losses of $2.2 million; and 1997 - net unrealized holding gains of $2.9 million and net realized gains of $5.7 million. See "Restricted Cash and Marketable Securities" below.

      Inventories
      Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method not in excess of market value. Replacement cost is not in excess of LIFO cost. Inventory costs consist of material, labor and manufacturing overhead, including depreciation and depletion.

      Timber and Timberlands
      Timber and timberlands are stated at cost, net of accumulated depletion. Depletion is computed utilizing the unit-of-production method based upon estimates of timber values and quantities.

      Property, Plant and Equipment
      Property, plant and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. The carrying value of property, plant and equipment is assessed when events and circumstances indicate that an impairment is present. The existence of an impairment is determined by comparing the net carrying value of the asset to its estimated undiscounted future cash flows. If an impairment is present, the asset is reported at the lower of carrying value or fair value.

      Deferred Financing Costs
      Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing.

      Restricted Cash and Marketable Securities
      Cash and cash equivalents and marketable securities includes restricted investments of $43.0 million and $74.8 million at December 31, 1999 and 1998, respectively. Restricted investments are primarily held as security for short positions in marketable securities and for debt service payments on the Company's Class A-1, Class A-2 and Class A-3 Timber Collateralized Notes due 2028 (the "TIMBER NOTES"). Current marketable securities consist of the current portion of amounts held in the SAR Account defined in the following paragraph.

      Long-term restricted cash and marketable securities of $158.9 million at December 31, 1999 primarily represents amounts held in a Scheduled Amortization Reserve Account (the "SAR ACCOUNT") to support principal payments on the Timber Notes, whereas long-term restricted cash of $16.6 million at December 31, 1998 primarily represents the amount held in an account by the trustee (the "PREFUNDING ACCOUNT") under the indenture governing the Timber Notes (the "TIMBER NOTES INDENTURE") to enable Scotia LLC to acquire timberlands.

      Concentrations of Credit Risk
      Cash equivalents and restricted marketable securities are invested primarily in commercial paper as well as other types of corporate and government debt obligations. The Company has mitigated its concentration of credit risk with respect to these investments by purchasing high grade investments
(ratings of A1/P1 short-term or at least AA/aa long-term debt). No more than 10% is invested within the same issue.

      Fair Value of Financial Instruments
      The carrying amounts of cash equivalents approximate fair value. Marketable securities are carried at fair value which is determined based on quoted market prices. As of December 31, 1999 and 1998, the estimated fair value of debt, including current maturities, was $764.8 million and $807.9 million, respectively. The estimated fair value of debt is determined based on the quoted market prices for the publicly traded issues and on the current rates offered for borrowings similar to the other debt. The Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

2.    HEADWATERS TRANSACTIONS

      On March 1, 1999, the United States and California acquired the Headwaters Timberlands, approximately 5,600 acres of timberlands containing a significant amount of virgin old growth timber, from Salmon Creek and Pacific Lumber. Salmon Creek received $299.9 million for its 4,900 acres, and for its 700 acres, Pacific Lumber received the 7,700 acre Elk River Timberlands, which Pacific Lumber contributed to Scotia LLC in June 1999. See Note 10 below for a discussion of additional agreements entered into on March 1, 1999.

      As a result of the disposition of the Headwaters Timberlands, the Company recognized a pre-tax gain of $239.8 million ($142.1 million net of deferred taxes) in 1999. This amount represents the gain attributable to the portion of the Headwaters Timberlands for which the Company received $299.9 million in cash. With respect to the remaining portion of the Headwaters Timberlands for which the Company received the Elk River Timberlands, no gain has been recognized as this represented an exchange of substantially similar productive assets. These timberlands have been reflected in the Company's financial statements at an amount which represents the Company's historical cost for the timberlands which were transferred to the United States.

      Scotia LLC and Pacific Lumber also entered into agreements with California for the future sale of two timber properties known as the Owl Creek grove and the Grizzly Creek grove. Under these agreements Scotia LLC would sell the Owl Creek grove to California, no later than June 30, 2001, for the lesser of the appraised fair market value or $79.7 million, and California must purchase from Pacific Lumber, no later than October 31, 2000, a portion of the Grizzly Creek grove for a purchase price determined based on fair market value, but not to exceed $20.0 million. California also has a five year option under these agreements to purchase additional property adjacent to the Grizzly Creek grove. The sale of the Owl Creek grove or Grizzly Creek grove will not be reflected in the Company's financial statements until each has been concluded.

3.    INVENTORIES

      Inventories consist of the following (in millions):


                                                         DECEMBER 31,
                                                     --------------------
                                                       1999       1998
                                                     ---------  ---------
Lumber.............................................. $   17.2   $   29.9
Logs................................................     24.1       10.8
                                                     ---------  ---------
                                                     $   41.3   $   40.7
                                                     =========  =========


4.    PROPERTY, PLANT AND EQUIPMENT

      The major classes of property, plant and equipment are as follows (dollar amounts in millions):



                                                                                DECEMBER 31,
                                                               ESTIMATED    -----------------------
                                                             USEFUL LIVES      1999        1998
                                                             -------------  ----------  -----------
Logging roads, land and improvements.......................       15 years  $    27.7   $     21.3
Buildings..................................................       33 years       36.7         37.9
Machinery and equipment....................................   3 - 15 years      137.4        138.1
Construction in progress...................................                       0.7           -
                                                                            ----------  -----------
                                                                                202.5        197.3
Less:  accumulated depreciation............................                    (102.8)       (94.7)
                                                                            ----------  -----------
                                                                            $    99.7   $    102.6
                                                                            ==========  ===========

      Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $10.0 million, $9.2 million and $9.8 million, respectively.

5.    LONG-TERM AND SHORT-TERM DEBT

      Long-term debt consists of the following (in millions):

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               1999        1998
                                                                                            ----------  -----------
6.55% Scotia LLC Class A-1 Timber Collateralized Notes due July 20, 2028..................  $   152.6   $    160.7
7.11% Scotia LLC Class A-2 Timber Collateralized Notes due July 20, 2028..................      243.2        243.2
7.71% Scotia LLC Class A-3 Timber Collateralized Notes due July 20, 2028..................      463.3        463.3
Other.....................................................................................        1.1          1.3
                                                                                            ----------  -----------
                                                                                                860.2        868.5
Less: current maturities..................................................................      (16.0)        (8.3)
                                                                                            ----------  -----------
                                                                                            $   844.2   $    860.2
                                                                                            ==========  ===========


      Scotia LLC Timber Collateralized Notes due 2028
      Scotia LLC issued $867.2 million aggregate principal amount of Timber Notes on July 20, 1998. Net proceeds from the offering of the Timber Notes were used primarily to prepay certain debt, and accordingly the Company recognized an extraordinary loss of $40.1 million, net of the related income tax benefit of $22.7 million, in 1998 for the early extinguishment.

      The Timber Notes and the Scotia LLC Line of Credit (defined below) are secured by a lien on (i) Scotia LLC's timber, timberlands and timber rights and
(ii) substantially all of Scotia LLC's other property. The Timber Notes Indenture permits Scotia LLC to have outstanding up to $75.0 million of non-recourse indebtedness to acquire additional timberlands and to issue additional timber notes provided certain conditions are met (including repayment or redemption of the remaining $152.6 million of Class A-1 Timber Notes).

      The Timber Notes were structured to link, to the extent of cash available, the deemed depletion of Scotia LLC's timber (through the harvest and sale of logs) to the required amortization of the Timber Notes. The required amount of amortization on any Timber Notes payment date is determined by various mathematical formulas set forth in the Timber Notes Indenture. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis and subject to available cash) through any Timber Notes payment date is referred to as Minimum Principal Amortization. If the Timber Notes were amortized in accordance with Minimum Principal Amortization, the final installment of principal would be paid on July 20, 2028. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis) through any Timber Notes payment date in order to avoid payment of prepayment or deficiency premiums is referred to as Scheduled Amortization. If all payments of principal are made in accordance with Scheduled Amortization, the payment date on which Scotia LLC will pay the final installment of principal is January 20, 2014. Such final installment would include a single bullet principal payment of $463.3 million related to the Class A-3 Timber Notes.

      Pursuant to certain liquidity requirements under the Timber Notes Indenture, Scotia LLC has entered into an agreement (the "SCOTIA LLC LINE OF CREDIT") with a group of banks pursuant to which Scotia LLC may borrow to pay interest on the Timber Notes. The maximum amount Scotia LLC may borrow is equal to one year's interest on the aggregate outstanding principal balance of the Timber Notes (the "REQUIRED LIQUIDITY AMOUNT"). At December 31, 1999, the Required Liquidity Amount was $63.0 million. The Scotia LLC Line of Credit expires on July 16, 2000. Annually, Scotia LLC will request that the banks extend the Scotia LLC Line of Credit for a period of not less than 364 days. If not extended, Scotia LLC may draw upon the full amount available. Borrowings under the Scotia LLC Line of Credit generally bear interest at the Base Rate (as defined in the agreement) plus 0.25% or a one month or six month LIBOR rate plus 1% at any time the borrowings have not been continually outstanding for more than six months. As of December 31, 1999, Scotia LLC had no borrowings outstanding under the Scotia LLC Line of Credit.

      As a result of the sale of the Headwaters Timberlands, Salmon Creek received proceeds of $299.9 million in cash. See Note 2 to the Consolidated Financial Statements. On November 18, 1999, $169.0 million of funds from the sale of the Headwaters Timberlands were contributed to Scotia LLC and set aside in the SAR Account. See Note 1 to the Consolidated Financial Statements. Amounts in the SAR Account are part of the collateral securing the Timber Notes and will be used to make principal payments to the extent that other available amounts are insufficient to pay Scheduled Amortization on the Class A-1 and Class A-2 Timber Notes. In addition, during the six years beginning January 20, 2014, amounts in the SAR Account will be used to amortize the Class A-3 Timber Notes as set forth in the Timber Notes Indenture, as amended. Funds may from time to time be released to Scotia LLC from the SAR Account if the amount in the account exceeds the then Required Scheduled Amortization Reserve Balance (as defined in the Timber Notes Indenture). If the SAR Account falls below the Required Scheduled Amortization Reserve Balance, up to 50% of any Remaining Funds (funds that could otherwise be released to Scotia LLC free of the lien securing the Timber Notes) is required to be used on each monthly deposit date to replenish the SAR Account.

      Principal and interest on the Timber Notes are payable semi-annually on January 20 and July 20. On the January 20, 2000 note payment date for the Timber Notes, Scotia LLC had $2.2 million in cash available to pay the $31.5 million of interest due. Scotia LLC borrowed the remaining $29.3 million in funds under the Scotia LLC Line of Credit. In addition, Scotia LLC repaid $12.9 million of principal on the Timber Notes (an amount equal to Scheduled Amortization). The SAR Account was used to make the January 20, 2000 principal payment.

      Pacific Lumber Credit Agreement
      The Pacific Lumber Credit Agreement, a senior secured credit facility which expires on October 31, 2001, allows for borrowings of up to $60.0 million, all of which may be used for revolving borrowings, $20.0 million of which may be used for standby letters of credit and $30.0 million of which may be used for timberland acquisitions. Borrowings are secured by all of Pacific Lumber's domestic accounts receivable and inventory. Borrowings for timberland acquisitions are also secured by the acquired timberlands and, commencing in April 2001, are to be repaid annually from 50% of Pacific Lumber's excess cash flow (as defined). The remaining excess cash flow is available for dividends. Upon maturity of the facility, all outstanding borrowings used for timberland acquisitions will convert to a term loan repayable over four years. At December 31, 1999, Pacific Lumber had $34.1 million of borrowings available under the agreement, no borrowings were outstanding and letters of credit outstanding amounted to $12.5 million.

      Maturities
      Scheduled maturities of long-term debt outstanding at December 31, 1999 are: $16.0 million in 2000, $16.5 million in 2001, $17.3 million in 2002, $19.5 million in 2003, $22.4 million in 2004 and $768.5 million thereafter.

      Restricted Net Assets of Subsidiaries
      As of December 31, 1999 and 1998, all of the assets of Pacific Lumber are subject to certain debt instruments which restrict the ability to transfer assets, make loans and advances and pay dividends to the Company. As of December 31, 1999, under the most restrictive covenants contained in the indentures governing the Timber Notes and the Pacific Lumber Credit Agreement, Pacific Lumber could pay no dividends other than distributions from Salmon Creek.

6.    CREDIT (PROVISION) IN LIEU OF INCOME TAXES

      Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

      The Company and its corporate subsidiaries are members of MAXXAM's consolidated return group for federal income tax purposes.

      Pursuant to a tax allocation agreement between MAXXAM, Pacific Lumber, and Salmon Creek (the "PL TAX ALLOCATION AGREEMENT"), Pacific Lumber is liable to MAXXAM for the federal consolidated income tax liability of Pacific Lumber, Scotia LLC and certain other subsidiaries of Pacific Lumber (but excluding Salmon Creek) (collectively, the "PL SUBGROUP") computed as if the PL Subgroup was a separate affiliated group of corporations which was never connected with MAXXAM. The PL Tax Allocation Agreement further provides that Salmon Creek is liable to MAXXAM for its federal income tax liability computed on a separate company basis as if it was never connected with MAXXAM. For taxable periods beginning after December 7, 1999 (the day on which Salmon Creek was converted from a corporation to a limited liability company), the PL Subgroup includes Salmon Creek and there is no separate calculation for Salmon Creek. The remaining subsidiaries of the Company are each liable to MAXXAM for their respective income tax liabilities computed on a separate company basis as if they were never connected with MAXXAM, pursuant to their respective tax allocation agreements.

      MGI's tax allocation agreement with MAXXAM (the "MGI TAX ALLOCATION AGREEMENT") provides that the Company's federal income tax liability is computed as if the Company files a consolidated tax return with all of its subsidiaries except Salmon Creek, and that such corporations were never connected with MAXXAM (the "MGI CONSOLIDATED TAX LIABILITY"). For taxable periods beginning after December 7, 1999, the MGI Consolidated Tax Liability includes Salmon Creek. The federal income tax liability of the Company is the difference between (i) the MGI Consolidated Tax Liability and (ii) the sum of the separate tax liabilities for the Company's subsidiaries (computed as discussed above), but excluding Salmon Creek for taxable periods through December 7, 1999. To the extent that the company Consolidated Tax Liability is less than the aggregate amounts in
(ii), MAXXAM is obligated to pay the amount of such difference to the Company.

      The credit (provision) in lieu of income taxes on income (loss) before income taxes and extraordinary item consists of the following (in millions):



                                                             YEARS ENDED DECEMBER 31,
                                                          ------------------------------
                                                            1999      1998       1997
                                                          --------- ---------  ---------
Current:
   Federal in lieu of income taxes......................  $   (3.0) $    0.1   $   (0.4)
   State and local......................................       0.1      (0.1)      (0.2)
                                                          --------- ---------  ---------
                                                              (2.9)        -       (0.6)
                                                          --------- ---------  ---------
Deferred:
   Federal in lieu of income taxes......................     (53.1)      6.9       (5.5)
   State and local......................................     (21.6)      2.2        0.1
                                                          --------- ---------  ---------
                                                             (74.7)      9.1       (5.4)
                                                          --------- ---------  ---------
                                                          $  (77.6) $    9.1   $   (6.0)
                                                          ========= =========  =========


      A reconciliation between the credit (provision) in lieu of income taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes and extraordinary item is as follows (in millions):


                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       1999      1998       1997
                                                                                     --------- ---------  ---------
Income (loss) before income taxes and extraordinary item...........................  $  195.8  $  (25.8)  $   18.6
                                                                                     ========= =========  =========

Amount of federal income tax credit (provision) based
   upon the statutory rate.........................................................  $  (68.6) $    9.0   $   (6.5)
Revision of prior years' tax estimates and other changes in valuation allowances...       4.5      (1.1)       1.0
State and local taxes, net of federal tax effect...................................     (13.1)      1.4       (0.1)
Expenses for which no federal tax benefit is available.............................      (0.4)     (0.3)      (0.2)
Other..............................................................................         -       0.1       (0.2)
                                                                                     --------- ---------  ---------
                                                                                     $  (77.6) $    9.1   $   (6.0)
                                                                                     ========= =========  =========


      The revision of prior years' tax estimates and other changes in valuation allowances, as shown in the table above, includes amounts for the reversal of reserves which the Company no longer believes are necessary, other changes in prior years' tax estimates and changes in valuation allowances with respect to deferred income tax assets. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns or the resolution of specific income tax matters with the relevant tax authorities. For the year ended December 31, 1999, the reversal of reserves which the Company believes are no longer necessary resulted in a credit to the income tax provision of $4.1 million. There were no reversals of reserves for the years ended December 31, 1998 and 1997.

      The components of the Company's net deferred income tax assets (liabilities) are as follows (in millions):


                                                                    DECEMBER 31,
                                                               -----------------------
                                                                  1999        1998
                                                               ----------  -----------
Deferred income tax assets:
   Loss and credit carryforwards.............................  $   134.2   $    112.0
   Timber and timberlands....................................          -         29.3
   Other.....................................................       13.4         10.9
   Valuation allowances......................................      (47.6)       (47.8)
                                                               ----------  -----------
      Total deferred income tax assets, net..................      100.0        104.4
                                                               ----------  -----------
Deferred income tax liabilities:
   Timber and timberlands....................................      (80.0)           -
   Property, plant and equipment.............................      (16.8)       (15.2)
   Inventories...............................................       (9.1)        (8.8)
   Other.....................................................       (1.3)        (8.7)
                                                               ----------  -----------
      Total deferred income tax liabilities..................     (107.2)       (32.7)
                                                               ----------  -----------
Net deferred income tax assets (liabilities).................  $    (7.2)  $     71.7
                                                               ==========  ===========


      Included in net deferred income tax liabilities as of December 31, 1999 is $86.6 million which relates to the benefit of loss and credit carryforwards, net of valuation allowances. The Company evaluated all appropriate factors to determine the proper valuation allowances for loss and credit carryforwards. These factors included any limitations concerning use of the carryforwards, the year the carryforwards expire and the levels of taxable income necessary for utilization. The Company has concluded that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided based on estimated future taxable income and the estimated value of its timber and timberlands which is well in excess of its tax basis. As of December 31, 1999, the Company had a deferred income tax liability with respect to timber and timberlands of $80.0 million as compared to a deferred income tax asset of $29.3 million as of December 31, 1998. The deferred income tax liability resulted primarily from the sale of the Headwaters Timberlands during 1999.

      Included in the net deferred income tax assets listed above are $7.4 million and $64.4 million at December 31, 1999 and 1998, respectively, which are recorded pursuant to the tax allocation agreements with MAXXAM.

      The following table presents the estimated tax attributes for federal income tax purposes for the Company and its subsidiaries as of December 31, 1999, under the terms of the respective tax allocation agreements (dollar amounts in millions). The utilization of certain of these tax attributes is subject to limitations.


                                                                                                         EXPIRING
                                                                                                          THROUGH
                                                                                                        -----------
Regular Tax Attribute Carryforwards:
   Net operating losses...................................................................  $   366.5      2019
   Alternative minimum tax credit.........................................................  $     0.7   Indefinite
Alternative Minimum Tax Attribute Carryforwards:
   Net operating losses...................................................................  $   326.6      2019


7.    EMPLOYEE BENEFIT PLANS

      Pension and Other Postretirement Benefit Plans
      Pacific Lumber has a defined benefit plan which covers all employees of Pacific Lumber. Under the plan, employees are eligible for benefits at age 65 or earlier, if certain provisions are met. The benefits are determined under a career average formula based on each year of service with Pacific Lumber and the employee's compensation for that year. Pacific Lumber's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by the Employee Retirement Income Security Act of 1974, as amended.

      Pacific Lumber has an unfunded benefit plan for certain postretirement medical benefits which covers substantially all employees of Pacific Lumber. Participants of the plan are eligible for certain health care benefits upon retirement. Participants make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits.

      The following tables present the changes, status and assumptions of Pacific Lumber's pension and other postretirement benefit plans as of December 31, 1999 and 1998, respectively (in millions):


                                                                            PENSION BENEFITS   MEDICAL/LIFE BENEFITS
                                                                          -------------------- --------------------
                                                                                  YEARS ENDED DECEMBER 31,
                                                                          -----------------------------------------
                                                                            1999       1998      1999       1998
                                                                          ---------  --------- ---------  ---------
Change in benefit obligation:
   Benefit obligation at beginning of year..............................  $   34.3   $   28.9  $    5.0   $    5.0
   Service cost.........................................................       2.4        2.2       0.3        0.3
   Interest cost........................................................       2.5        2.2       0.4        0.3
   Plan participants' contributions.....................................         -          -       0.3        0.2
   Actuarial (gain) loss................................................      (4.8)       1.6      (0.7)      (0.5)
   Benefits paid........................................................      (0.7)      (0.6)     (0.4)      (0.3)
                                                                          ---------  --------- ---------  ---------
      Benefit obligation at end of year                                       33.7       34.3       4.9        5.0
                                                                          ---------  --------- ---------  ---------
Change in plan assets:
   Fair value of plan assets at beginning of year.......................      29.9       25.9         -          -
   Actual return on assets..............................................       5.7        3.5         -          -
   Employer contributions...............................................       2.2        1.1       0.1        0.1
   Plan participants' contributions.....................................         -          -       0.3        0.2
   Benefits paid........................................................      (0.7)      (0.6)     (0.4)      (0.3)
                                                                          ---------  --------- ---------  ---------
   Fair value of plan assets at end of year.............................      37.1       29.9         -          -
                                                                          ---------  --------- ---------  ---------

   Benefit obligation in excess of (less than) plan assets..............      (3.4)       4.4       4.9        5.0
   Unrecognized actuarial gain..........................................      12.8        4.4       2.1        1.5
   Unrecognized prior service costs.....................................      (0.8)      (0.9)        -          -
                                                                          ---------  --------- ---------  ---------
      Accrued benefit liability.........................................  $    8.6   $    7.9  $    7.0   $    6.5
                                                                          =========  ========= =========  =========



                                                            PENSION BENEFITS             MEDICAL/LIFE BENEFITS
                                                     ------------------------------  ------------------------------
                                                                        YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                       1999       1998      1997       1999      1998       1997
                                                     ---------  --------  ---------  --------- ---------  ---------
Components of net periodic benefit costs:
   Service cost....................................  $    2.4   $   2.2   $    1.9   $    0.3  $    0.3   $    0.3
   Interest cost...................................       2.5       2.2        1.9        0.4       0.3        0.4
   Expected return on assets.......................      (2.1)     (1.8)      (1.5)         -         -          -
   Amortization of prior service costs.............       0.1       0.1          -          -         -          -
   Recognized net actuarial gain...................         -         -          -       (0.1)     (0.1)      (0.1)
                                                     ---------  --------  ---------  --------- ---------  ---------
      Adjusted net periodic benefit costs..........  $    2.9   $   2.7   $    2.3   $    0.6  $    0.5   $    0.6
                                                     =========  ========  =========  ========= =========  =========


                                                            PENSION BENEFITS             MEDICAL/LIFE BENEFITS
                                                     ------------------------------  ------------------------------
                                                                        YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                       1999       1998      1997       1999      1998       1997
                                                     ---------  --------  ---------  --------- ---------  ---------
Weighted-average assumptions:
   Discount rate...................................    7.8%       7.0%      7.3%       7.8%      7.0%       7.3%
   Expected return on plan assets..................    8.0%       8.0%      8.0%         -         -          -
   Rate of compensation increase...................    5.0%       5.0%      5.0%       5.0%      5.0%       5.0%


      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates as of December 31, 1999 would have the following effects (in millions):


                                                                       1-PERCENTAGE-POINT              1-PERCENTAGE-POINT
                                                                            INCREASE                        DECREASE
                                                                   ---------------------------     ---------------------------
Effect on total of service and interest cost components.......              $    0.1                        $    (0.1)
Effect on the postretirement benefit obligations..............                   0.8                             (0.7)


      Employee Savings Plan
      Pacific Lumber's employees are eligible to participate in a defined contribution savings plan sponsored by MAXXAM. This plan is designed to enhance the existing retirement programs of participating employees. The cost to the Company of this plan was $1.4 million, $1.4 million and $1.5 million for the years ended December 31, 1999, 1998 and 1997, respectively.

      Workers' Compensation Benefits
      Pacific Lumber is self-insured for workers' compensation benefits, whereas Britt is insured for workers' compensation benefits by an outside party. Included in accrued compensation and related benefits and other noncurrent liabilities are accruals for workers' compensation claims amounting to $9.8 million and $10.8 million at December 31, 1999 and 1998, respectively. Workers' compensation expenses amounted to $3.9 million, $3.5 million and $4.7 million for the years ended December 31, 1999, 1998 and 1997, respectively.

8.    RELATED PARTY TRANSACTIONS

      MAXXAM provides the Company and certain of the Company's subsidiaries with accounting and data processing services. In addition, MAXXAM provides the Company with office space and various office personnel, insurance, legal, operating, financial and certain other services. MAXXAM's expenses incurred on behalf of the Company are reimbursed by the Company through payments consisting of (i) an allocation of the lease expense for the office space utilized by or on behalf of the Company and (ii) a reimbursement of actual out-of-pocket expenses incurred by MAXXAM, including, but not limited to, labor costs of MAXXAM personnel rendering services to the Company. Charges by MAXXAM for such services were $3.0 million, $3.4 million and $2.2 million for the years ended December 31, 1999, 1998 and 1997, respectively. The Company believes that the services being rendered are on terms not less favorable to the Company than those which would be obtainable from unaffiliated third parties.

9.    STOCKHOLDER'S DEFICIT

Changes in stockholder's deficit were (in millions):


                                                             COMMON
                                                              STOCK           ADDITIONAL         ACCUMULATED
                                                          ($.081/3 PAR)         CAPITAL            DEFICIT              Total
                                                         --------------     --------------     --------------      --------------
Balance, December 31, 1996.........................      $           -      $        81.3      $      (193.3)      $      (112.0)
   Net income......................................                  -                  -               12.6                12.6
   Dividends.......................................                  -                  -               (3.0)               (3.0)
                                                         --------------     --------------     --------------      --------------
Balance, December 31, 1997.........................                  -               81.3             (183.7)             (102.4)
   Net loss........................................                  -                  -              (56.8)              (56.8)
   Dividends.......................................                  -                  -              (18.7)              (18.7)
                                                         --------------     --------------     --------------      --------------
Balance, December 31, 1998.........................                  -               81.3             (259.2)             (177.9)
   Net income......................................                  -                  -              118.2               118.2
   Dividends.......................................                  -                  -              (18.7)              (18.7)
                                                         --------------     --------------     --------------      --------------
Balance, December 31, 1999.........................      $           -      $        81.3      $      (159.7)      $       (78.4)
                                                         ==============     ==============     ==============      ==============


10.   COMMITMENTS AND CONTINGENCIES

      Commitments
      Minimum rental commitments under operating leases at December 31, 1999 are as follows: years ending December 31, 2000--$4.6 million; 2001--$4.2 million; 2002--$3.3 million; 2003--$2.5 million; 2004--$1.5 million; thereafter--$3.0 million. Rental expense for operating leases was $4.2 million, $3.0 million and $2.0 million for the years ended December 31, 1999, 1998 and 1997, respectively.

      Contingencies
      Regulatory and environmental matters play a significant role in the Company's forest products business, which is subject to a variety of California and federal laws and regulations, as well as the HCP and SYP (defined below) and Pacific Lumber's 2000 timber operator's license, dealing with timber harvesting practices, threatened and endangered species and habitat for such species, and air and water quality. As further described in Note 2 "Headwaters Transactions," on March 1, 1999, Pacific Lumber, including its subsidiaries and affiliates, and MAXXAM consummated the Headwaters Agreement with the United States and California. In addition to the transfer of the Headwaters Timberlands described in Note 2, a sustained yield plan (the "SYP") and a multiple-species habitat conservation plan (the "HCP") were approved and incidental take permits related to the HCP (the "PERMITS") were issued.

       The SYP complies with certain California Board of Forestry regulations requiring timber companies to project timber growth and harvest on their timberlands over a 100-year planning period and to demonstrate that their projected average annual harvest for any decade within a 100-year planning period will not exceed the average annual harvest level during the last decade of the 100-year planning period. The SYP is effective for 10 years (subject to review after five years) and may be amended by Pacific Lumber, subject to approval by the CDF. Revised SYPs will be prepared every decade that address the harvest level based upon reassessment of changes in the resource base and other factors. The HCP and the Permits allow incidental "take" of certain species located on the Company's timberlands which have been listed as endangered or threatened under the federal Endangered Species Act (the "ESA") and/or the California Endangered Species Act ("CESA") so long as there is no "jeopardy" to the continued existence of such species. The HCP identifies the measures to be instituted in order to minimize and mitigate the anticipated level of take to the greatest extent practicable. The SYP is also subject to certain of these provisions. The HCP and related Permits have a term of 50 years. The Company believes that the SYP and the HCP should in the long-term expedite the preparation and facilitate approval of its THPs, although the Company is experiencing difficulties in the THP approval process as it implements these agreements.

      Under the Federal Clean Water Act, the Environmental Protection Agency ("EPA") is required to establish total maximum daily load limits ("TMDLS") in water courses that have been declared to be "water quality impaired." The EPA and the North Coast Regional Water Quality Control Board are in the process of establishing TMDLs for 17 northern California rivers and certain of their tributaries, including certain water courses that flow within the Company's timberlands. The final TMDL requirements applicable to the Company's timberlands may require aquatic measures that are different from or in addition to the prescriptions to be developed pursuant to the watershed analysis process provided for in the HCP.

      Lawsuits are pending and threatened which seek to prevent the Company from implementing the HCP and/or the SYP, implementing certain of the Company's approved THPs or carrying out certain other operations. On December 2, 1997, two lawsuits were filed against the Company, certain of its subsidiaries and others:
Kristi Wrigley, et al. v. Charles Hurwitz, John Campbell, Pacific Lumber, MAXXAM Group Holdings Inc., Scotia Pacific Holding Company, MAXXAM Group Inc., MAXXAM Inc., Scotia Pacific Company LLC, et al. (the "WRIGLEY LAWSUIT") and Jennie Rollins, et al. v. Charles Hurwitz, John Campbell, Pacific Lumber, MAXXAM Group Holdings Inc., Scotia Pacific Holding Company, MAXXAM Group Inc., MAXXAM Inc., Barnum Timber Company, et al. (the "ROLLINS LAWSUIT"). These actions allege, among other things, that the defendants' logging practices have damaged the plaintiffs' properties and property values by contributing to landslides (Rollins lawsuit) and the destruction of certain watersheds (Wrigley lawsuit). The Company believes that it has strong factual and legal defenses with respect to these matters; however, there can be no assurance that they will not have a material adverse effect on its financial position, results of operations or liquidity. On March 31, 1999, an action entitled Environmental Protection Information Association, Sierra Club v. California Department of Forestry and Fire Protection, California Department of Fish and Game, The Pacific Lumber Company, Scotia Pacific Company LLC, Salmon Creek Corporation, et al. (the "EPIC-SYP/PERMITS LAWSUIT") was filed alleging various violations of the CESA and the California Environmental Quality Act ("CEQA"), and challenging, among other things, the validity and legality of the Permits issued by California and the SYP. On March 31, 1999, an action entitled United Steelworkers of America, AFL-CIO, CLC, and Donald Kegley v. California Department of Forestry and Fire Protection, The Pacific Lumber Company, Scotia Pacific Company LLC and Salmon Creek Corporation (the "USWA LAWSUIT") was filed also challenging the validity and legality of the SYP. The Company believes that appropriate procedures were followed throughout the public review and approval process concerning the HCP and the SYP, and the Company is working with the relevant state and federal agencies to defend these challenges. Although uncertainties are inherent in the final outcome of the EPIC-SYP/Permits lawsuit and the USWA lawsuit, the Company believes that the resolution of these matters should not result in a material adverse effect on its financial condition, results of operations or the ability to harvest timber. While the Company expects environmentally focused objections and lawsuits to continue, it believes that the HCP, the SYP and the Permits should enhance its position in connection with these continuing challenges and, over time, reduce or minimize such challenges.

11.   SUPPLEMENTAL CASH FLOW AND OTHER INFORMATION

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       1999      1998       1997
                                                                                     --------- ---------  ---------
                                                                                              (IN MILLIONS)
Supplemental information on non-cash investing and financing activities:
   Acquisition of assets subject to other liabilities..............................  $      -  $    0.8   $    9.4

Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized interest......................................  $   65.0  $   62.7   $   63.6
   Income taxes paid ..............................................................         -         -        0.2
   Tax allocation payments to MAXXAM...............................................       1.8       0.2        0.4


12.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      Summary quarterly financial information for the years ended December 31, 1999 and 1998 is as follows (in millions):



                                                                            THREE MONTHS ENDED
                                                        -----------------------------------------------------------
                                                          MARCH 31        JUNE 30     SEPTEMBER 30     DECEMBER 31
                                                        -------------  -------------  -------------- --------------
1999:
   Net sales..........................................  $       46.7   $       41.4   $        49.0  $        50.7
   Operating income (loss)............................          (1.4)          (3.4)           (3.9)           4.3
   Net income (loss)..................................         134.0           (5.8)           (5.6)          (4.4)

1998:
   Net sales..........................................  $       51.9   $       63.5   $        65.9  $        52.3
   Operating income...................................          10.0           14.6            12.6            3.1
   Loss before extraordinary item.....................          (3.1)          (1.9)           (5.2)          (6.5)
   Extraordinary item, net............................             -              -           (40.1)             -
   Net loss...........................................          (3.1)          (1.9)          (45.3)          (6.5)
